Exhibit 10.2

WABCO Europe BVBA
EUR 40,000,000 Floating Rate Promissory Loan 2018-2023 (SCHULDSCHEINDARLEHEN)

Promissory Loan Agreement (SCHULDSCHEINDARLEHEN)
arranged by BNP Paribas and ING Bank, a branch of ING-DiBa AG and UniCredit Bank AG (hereinafter referred to each and jointly as “Arrangers”)
WABCO Europe BVBA, Chaussée de la Hulpe 166, 1170 Bruxelles, Belgium

(hereinafter referred to as the “Borrower”)

and

UniCredit Bank AG, Arabellastrasse 12, 81925 Munich

(hereinafter referred to as the “Lender”, with this term also being extended to include all successors and transferees in accordance with this Loan Agreement)

hereby enter into a Loan Agreement for a nominal amount of

EUR 40,000,000.00

(in words: forty million euros)

(the “Loan” or the “Loan Agreement”)

under the Guarantee of

WABCO Holdings Inc., Rochester Hills, MI, USA

(the “Guarantor” and together with the Borrower and the Lender, the “Parties”)

subject to the following terms and conditions:

Article 1
(Definitions)
For purposes of this Loan, the following terms are defined as set out below:

(1) “Banking Business Day” shall mean any day (except for a Saturday or Sunday) on which payments in Euro can be processed and settled via the TARGET2 system and commercial banks are open for business in Munich and Frankfurt am Main, Germany as well as Brussels, Belgium.

(2) “Change of Control” shall mean any person or group of persons acting in concert that gains control of the Debtor. For purposes hereof, “control” means (1) the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to: (i) cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the Debtor; (ii) appoint or remove all, or the majority, of the directors or other equivalent officers of the Debtor or (iii) give directions with respect to the operating and financial policies of the Debtor which the directors or other equivalent officers of the Debtor are obliged to comply with or (2) the holding of more than one-half of the issued share capital of the Debtor (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); and “acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares in the Debtor, to obtain or consolidate control of the Debtor. For the avoidance of doubt, any internal reorganisation within the Group shall not trigger a Change of Control.

(3) “Comparable Benchmark Yield” means the yield to the next Interest Payment Date existing on the relevant Prepayment Calculation Date for the then actual 6-months EURIBOR as selected by the Paying Agent in good faith.

(4) “Debtor” shall mean the Borrower and/or the Guarantor.

(5) “Discounted Value” is equal to the aggregate of the outstanding nominal amount of the Loan (or the part of it which is to be prepaid) plus any interest accrued thereon until (but excluding) the Prepayment Calculation Date and all remaining interest payments which would have been payable by the Borrower from (and including) the Prepayment Calculation Date until the next Interest Payment Date, as such aggregate amount is discounted as of the next Interest Payment Date on an annualized basis (under the assumption of a 365-day year or a 366-day year and the actual number of days that have already elapsed in that year) at a rate of the aggregate of the Comparable Benchmark Yield.

(6) “Group” shall mean the Borrower, the Guarantor and their respective Subsidiaries.

(7) “Liabilities” shall mean any current or future, existing or conditional obligation for payment or repayment of funds to a natural or legal person, arising from or in relation to:

a.   cash loans and from the balances of accounts at banks;

b.  guarantee and documentary acceptance, bill or discount credits;

c.   guarantees or other obligations that are provided to collateralise a creditor against losses in relation to third-party liabilities; whereas “Guarantee” or “to guarantee” means any suretyship or guarantee and any further agreement by which the Debtor shall be liable for the liabilities of a third party.

d.  notes, bonds, loans or commercial papers;

e.   receivables sold (by other means than without recourse) or discounted;

f.   the acquisition costs of assets, where performance of such obligations shall be effected prior to or after the time of acquisition or prior to or after possession being taken by the party liable to make payments and where the advance or deferred payment is primarily agreed in order to obtain credit instruments or to finance the acquisition of the assets concerned;

g.  derivative and financial futures transactions (except for interest rate and currency swaps or any other interest or currency swaps or price hedging transactions in the ordinary course of trading), each subject to the condition that, when calculating the value of such a derivative transaction, the value determined daily on the basis of market conditions is to be taken into account;

h. leasing contracts or hire-purchase agreements that, according to the applicable accounting principles, are to be treated as finance leases or as financial transactions.

(8) “Material Adverse Effect” means a material adverse effect on the ability of the Borrower or the Guarantor to meet their payment obligations under this Agreement.

(9) “Material Portion of Business Operations or Assets” within the meaning of Article 10, is deemed to apply if the proceeds from the associated sale or transfer amount to more than 10 % of the total consolidated assets of the Group.

(10) “Material Subsidiary” means, at any time, a Subsidiary of the Debtor which:

a.   has accounted for five per cent. or more of Consolidated EBITDA for the period of four fiscal quarters most recently ended; and/or

b.  together with its own Subsidiaries, has accounted for 15 per cent. or more in aggregate of Consolidated EBITDA for the period of four fiscal quarters most recently ended.

(11) “Prepayment Amount” is the higher (i) of the outstanding nominal amount of the Loan (or the part of it) and (ii) the Discounted Value.

(12) “Prepayment Calculation Date” means the fifth (5th) Banking Business Day prior to the respective prepayment date.

(13) “Security” means a mortgage, charge, pledge, lien or other in rem security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

(14) “Spot Rate of Exchange” means the Paying Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the Frankfurt foreign exchange market at or about 11:00 a.m. on a particular day.

(15) “Subsidiary” means, as to any person (referred to as the “first person”), any other person (referred to as the “second person”) in which such first person or one or more of its subsidiaries or such first person and one or more of its subsidiaries owns:

a.   sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or persons performing similar functions) of such second person;

b.  and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first person or one or more of its subsidiaries or such first person and one or more of its subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such person or one or more of its subsidiaries).

Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a subsidiary of the Debtor.

(16) “TARGET2” (Trans-European Automated Real-time Gross Settlement Express Transfer System 2) is the European real-time gross payment system, which began on 19 November 2007, connecting the European Central Bank to the national central banks of the member states of the European Economic and Monetary Union by means of their respective national real-time gross payment systems.

(17) “VAT” means any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax, or imposed elsewhere.

Article 2

(Disbursement)

(1) The loan shall be paid to the Borrower’s EUR account no. IBAN BE69370115749278EUR BIC BBRUBEBB on 28.03.2018 (the “Disbursement Date”), subject to the Borrower making available to the Lender no later than 3 Banking Business Days before the Disbursement Date the documents specified below. Agreement on the contents of such documentation shall be reached between the Lender, the Borrower and the Guarantor not later than 6 Banking Business Days prior to the Disbursement Date:

a. An original of the promissory deed executed in accordance with the specimen set out in Annex 1;

b. A current excerpt of the electronic commercial register concerning the Borrower and a current good standing certificate concerning the Guarantor issued by the Secretary of State of the jurisdiction of incorporation of the Guarantor;

c. A copy of the Borrower’s articles of association along with a confirmation from the Borrower’s management that the copy reflects the current status quo;

d. A copy of the Guarantor’s certificate of incorporation and by-laws along with a confirmation from the Guarantor’s head of legal or corporate secretary that the copy reflects the current status quo;

e. A copy of the board resolution of the Borrower regarding the borrowing;

f. A copy of the board resolution of the Guarantor regarding the Guarantee;

g. A confirmed list of members of the Borrower’s management who are authorised representatives with signature specimens of persons able to represent the Borrower in connection with this Loan and authorised to sign, as well as current copies of the authorised signatories’ ID cards or passports;

h. A confirmed list of members of the Guarantor’s management who are authorised representatives with signature specimens of persons able to represent the Guarantor in connection with this Loan and authorised to sign, as well as current copies of the authorised signatories’ ID cards or passports;

i. A list of liabilities of the Borrower and its Subsidiaries as of 31.12.2017 and the credit facilities available to them, as well as a list of the Security in place therefore;

j. A list of liabilities of the Guarantor and its Subsidiaries as of 31.12.2017 and the credit facilities available to them, as well as a list of the Security in place therefore ;

k. A capacity and enforceability legal opinion, dated as of the date of signing of the Loan Agreement, from one or more external counsel whose form and contents are to the reasonable satisfaction of the Lender and which, among other things, confirms that the Borrower, on signing this Loan Agreement and in order to fulfil its liabilities and duties based thereunder, especially in conjunction with this borrowing, is entitled so to do and has carried out all the measures required under company law for this purpose; in its opinion the external counsel shall furthermore confirm that the obligations of the Borrower under the Loan and the paying agency agreement are legally binding and enforceable;

l. A capacity and enforceability legal opinion or opinions, dated the date of signing of the Loan Agreement from one or more external counsel whose form and contents are to the reasonable satisfaction of the Lender and which, among other customary matters for a legal opinion with respect to a United States loan obligor, confirms that the Guarantor has the corporate power to execute, deliver and perform all of its obligations under this Loan Agreement and that the execution and delivery of this Loan Agreement and the consummation by the Guarantor of the transactions contemplated hereby have been duly authorized by requisite corporate action on the part of the Guarantor; in its opinion external counsel shall furthermore confirm that the obligations of the Guarantor under the Loan Agreement are legally binding and enforceable.

“current” for the purpose of this paragraph shall mean that the date of the document concerned shall not predate the Disbursement Date by more than ten Banking Business Days. In terms of the copies of ID cards and passports, “current” means that the expiry date of the relevant document shall be later than the Disbursement Date.

(2) The Loan shall be taken out by the Borrower on its own account and is intended for general financing activities by the Borrower.

Article 3

(Interest - variable)

(1) Interest on the Loan shall be charged at an interest rate based on a 6-month EURIBOR plus a margin of 100 base points p.a. from the Disbursement Date (including) to the Repayment Date (excluding). Interest on the Loan is calculated according to the euro interest method (actual/360) and is payable in arrears every six months on 30.09. (first long coupon) and 31.03. of each year (each referred to as an “Interest Payment Date”). In the case that the 6-Months-EURIBOR is negative, it shall be deemed to be zero.

(2) If an Interest Payment Date does not coincide with a Banking Business Day, the interest payments shall fall due on the next Banking Business Day, unless this Banking Business Day falls in the next calendar month; in which case the end of the Interest Period shall be brought forward to the immediately preceding Banking Business Day. In the wake of such a move, the following Interest Period shall begin on the day on which interest payment relating to the preceding Interest Period becomes due.

“Interest Period” shall be the term as of the Interest Payment Date (each including) until the following Interest Payment Date (excluding). The first Interest Period starts on the Disbursement Date ( (including) and ends on the first Interest Payment Date (excluding).

(3) “6-month EURIBOR” means (a) the 6-month interest rate published on the Reuters page EURIBOR01 or a corresponding page by way of substitution, rounded where necessary correct to three decimal places, at or around 11:00 a.m. Brussels local time on the relevant Interest Determination Date, or (b) if such an interest rate does not appear on the Reuters page EURIBOR01, the arithmetic mean (where necessary, rounded to the third decimal place and to 0.0005) of the interest rates per annum given to the Paying Agent (as defined below) at its request by three reference banks selected by it as the rates quoted by the leading banks in the European interbank market at or around 11:00 a.m. Brussels local time on the respective Interest Determination Date for deposits in euros during the relevant Interest Period in an amount that is comparable with that of the Loan; should a reference bank fail to submit such a quotation by 11:00 a.m. on the respective Interest Determination Date, then the relevant arithmetic mean shall be determined by the Paying Agent on the basis of the quotations submitted by the remaining reference banks. If the interest rate cannot be determined in accordance with the above-mentioned provisions in this paragraph, the Paying Agent shall specify a reference interest rate as its sees fit based on a proper market quotation.

(4) “Interest Determination Date” means the second Banking Business Day before the beginning of the relevant Interest Period.

(5) On each Interest Determination Date, the Paying Agent shall calculate the interest payable on the Interest Payment Date of the following Interest Period and notify the Borrower and Lender accordingly.

Article 4

(Redemption / Early Redemption as a result of Change of Control or illegality)

(1) Subject to an early redemption as per Article 6, Paragraph (3), or Article 11, the Loan shall be repaid at the outstanding nominal amount on 31.03.2023 (the “Repayment Date”), with the proviso that, if this is not a Banking Business Day, payment shall become due on the following Banking Business Day (where this day does not fall into the next month) or (where this day would fall into the next month) on the Banking Business Day immediately preceding. Any termination rights of the Borrower under applicable law shall remain unaffected.

(2) The Borrower shall be obliged to an early redemption of the Loan at the total respective partial debt claim, including the interest accrued to date, in full on the next Interest Payment Date if (i) the Borrower and the Lender concerned have not reached agreement regarding the continuation of the Loan within 10 Banking Business Days of the Borrower providing notification of the Change of Control and (ii) the Lender concerned makes a written demand for early redemption within 10 Banking Business Days of the above-mentioned deadline of 10 Banking Business Days expiring or (iii) it becomes illegal for a Lender to perform any of its obligations as contemplated by this Loan Agreement or to fund, issue or maintain the Loan and the Lender concerned makes a written demand for early redemption to the Borrower, provided that any such redemption shall only be made at the latest possible date applicable law permits.

(3) The Borrower shall inform the Lender (with a copy to the Paying Agent) without undue delay (unverzüglich) if a Change of Control exists.

Article 5

(Payments, Paying Agent)

(1) All payments of capital and interest to be made under this Loan shall be paid on the respective due date (notwithstanding the provisions of Article 6) in full without deductions or retentions to the EUR-account of the Lender. The Borrower shall to this end make use of a Paying Agent and shall render all payments on instruction of the Paying Agent free of charge in a manner that guarantees timely forwarding thereof and the punctual receipt of the payment at the Lender. The Lender shall inform the Paying Agent in writing to which account payments should be made at least 15 Banking Business Days before the next Interest Payment Date.

(2) In the event that a capital payment is not effected when due and payable, the due amount shall bear interest from (and including) the due date up to the date of actual payment of the overdue amount (exclusive of such date) at the statutory default interest, or, if higher, at the respectively applicable interest rate as per Article 3 increased by 2 percentage points, notwithstanding the right of any Lender to assert claims for damages.

(3) If an interest payment is not made when due, the current ongoing interest rate in each case at each Interest Payment Date passed shall increase from that time (inclusive) to the date full payment of the overdue amount is made (but not including this date) by 2 percentage points, notwithstanding the right of any Lender to assert claims for damages.

(4) UniCredit Bank AG shall act as a paying agent (the “Paying Agent”, with this term also being extended to include all successors and transferees in accordance with this Loan Agreement) on the basis of a separate agreement entered into with the Borrower. The Paying Agent shall act exclusively as an agent for the Borrower and assumes (except for the custody of the promissory deed for the Lender) no obligations in relation to the Lender, and no relationship based on any agreement, order or trust arrangement shall be established between the Paying Agent and the Lender.

(5) The Borrower reserves the right to change or terminate the appointment of the Paying Agent at any time and to nominate another paying agent with its seat or having a branch in the European Union as successor with all rights and obligations as set out in the paying agency agreement. The Borrower shall maintain a paying agent for as long as the Loan requires this. Any changes in the identity of the paying agent shall be notified to the Lender by the Borrower without undue delay (unverzüglich) as per Article 18 of this Loan Agreement.

(6) Subject to the rules in Article 13, Paragraph (1), fulfilment in relation to the Lender shall only occur once it receives the relevant payments or these are credited to an account as designated by the Lender. If an Insolvency Event with respect to the Paying Agent threatens to occur, the Debtor shall be entitled to make direct payments to each Lender. Each time, a lender becomes a Lender under this Agreement, the Paying Agent shall notify the Debtor of the account details of the Lender’s account to which payments under or in connection with this Loan Agreement shall be made. The Paying Agent shall inform the Borrower in writing without undue delay if an Insolvency Event threatens to occur to it. “Insolvency Event” means any event specified in sections 17 to 19 of the German Insolvency Code (Insolvenzordnung) or any comparable event under applicable law.

(7) Any Debtor’s payments shall be deducted from the amounts due in the sequence envisaged in Section 367, Paragraph 1 of the German Civil Code. If Borrower payments are insufficient to repay a given due amount in full, the payments shall be allocated to the respective Lender on a pro rata basis based on the ratio of the respective share of the respective Lender in the Loan to the nominal amount of the Loan.

Article 6

(Taxes)

(1) All payments to be made by a Debtor shall be made without deduction of any present or future taxes or retained taxes, levies or deductions of any kind (“Withholding Taxes”) unless a Debtor is legally obliged to make a deduction or withhold the tax. In such a case, the payment to be made by a Debtor shall be increased with reference to the deduction or tax withheld by the amount required to ensure that the Lender receives an amount that, even after the deduction or withholding of tax, corresponds to the amount it would have received if no such deduction of withholding of tax had occurred; this shall be subject to the proviso that such additional payments shall not be made by a Debtor in the case:

(i) of deductions for taxes, Withholding Taxes, levies and other deductions of any kind which are effected on account of a personal or commercial relationship between the Lender and country of residence of the Borrower;

(ii) such Withholding Tax is imposed pursuant to FATCA;

where “FATCA” means:

(A) sections 1471 to 1474 of the U.S. Internal Revenue Code or any associated regulations;

(B) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (A) above; or

(C) any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (A) or (B) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

(iii) the Lender is an entity incorporated, domiciled, established or acting through a specified office situated in (x) a non-cooperative jurisdiction or (y) a jurisdiction that has not committed to, or not substantially implemented the internationally agreed standards and, hence is listed as a so-called non-cooperative State or territory as defined under the grey and black last available list published by the OECD as such list may be amended from time to time; or

(iv) the Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender in (or in the interpretation, administration, or application of) any law or double taxation agreement, or any published practice or published concession of any relevant taxing authority,

“Qualifying Lender” means a Lender which: (x) fulfils the conditions imposed by the jurisdiction of residence of the Borrower in order for payment under the Loan not to be subject to (or as the case may be, to be exempt from) any Withholding Tax (other than a Withholding Tax imposed pursuant to FATCA), subject to the completion of any necessary procedural formalities; or (y) is lending through a permanent establishment in the jurisdiction of residence of the Borrower with which that Lender’s participation in the Loan is effectively connected; or (z) is a Treaty Lender;

“Treaty Lender” means a Lender which: (i) is treated as resident of a Treaty State for the purposes of the Treaty; (ii) does not carry on business in the jurisdiction of residence of the Borrower through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; (iii) is acting from a specified office situated in its jurisdiction of incorporation; and (iv) fulfils any other conditions which must be fulfilled under the Treaty by residents of the Treaty State for such residents to obtain exemption from tax, duties or charges imposed on interest by the jurisdiction of residence of the Borrower, subject to the completion of any necessary procedural formalities.

“Treaty State” means a jurisdiction having a double taxation agreement with Germany (the “Treaty”), which makes provision for full exemption from tax, duties or charges imposed by Germany on interest payments.

(2) Each Debtor shall notify the Lender without delay if a Debtor is legally obliged at any time to retain or deduct any Withholding Taxes from any payments due under this Loan Agreement (or in the event of any changes to the rates or calculation methods for such retentions or deductions).

(3) If (i) as a consequence of an amendment or supplement to the statutory regulations applicable in the jurisdiction of residence of the Borrower (in case of the Guarantor the statutory regulations applicable in the United States of America) that takes effect on or after the date of signing of this Loan Agreement, or of a practice that was not generally known before this date, or of an official interpretation of such statutory regulations, Withholding Taxes accrue or will accrue to the payment of the capital or interest under this Loan Agreement and (ii) the Withholding Taxes are charged to the Borrower as per Article 6, Paragraph (1) either as a result of the obligation to pay additional amounts as per Paragraph (1) or for any other reasons, the Borrower shall be entitled to early redeem the entire Loan or a part thereof only in relation to the relevant Lender concerned as per Article 6, Paragraph (1) to the value of the entire partial amount to the respective Lender under observance of a notice period of at least one month prior to the end of any Interest Period, plus in each case the interest accrued up to the date of repayment. However, such repayment shall not occur earlier than 90 days prior to the point in time at which the Debtor would be required to retain or pay Withholding Taxes or any surplus amounts for the first time, if such a payment were then to be made with reference to this Loan Agreement.

(4) The declaration of termination as per Article 6, Paragraph (3) shall be made in writing to the Lender (with a copy to the Paying Agent) and take effect upon receipt by the Lender. Such notice shall be irrevocable, must specify the due date and must set forth a statement in summary form of the facts substantiating the right of termination.

(5) The Debtor shall compensate the Lender for any loss it sustains as a result of early redemption. The Amount to be prepaid shall be the Prepayment Amount as per Article 1, Paragraph (11).

(6) A Lender shall not opt to subject any supply or service made under this Loan Agreement to VAT.

Article 7

(Increased Costs)

(1) Subject to Paragraph 5 the Borrower shall, within 5 Banking Business Days of a demand by the Lender pay for the account of the Lender the amount of any Increased Costs incurred by the Lender as a result of:

(a)   the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the date of this Loan Agreement;

(b)   compliance with any law or regulation made after the date of this Loan Agreement; or

(c)   the implementation or application of, or compliance with, Basel III or CRD IV any law or regulation that implements or applies Basel III or CRD IV.

(2) In this Loan Agreement:

(a)   “Increased Costs” means:

(i) a reduction in the rate of return from the Loan or on Lender’s overall capital;

(ii)  an additional or increased cost; or

(iii)  a reduction of any amount due and payable under this Loan Agreement,

which is incurred or suffered by the Lender to the extent that it is attributable to the Lender having entered into this Loan Agreement;

(b)   “Basel III” means:

(i) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)  the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)  any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”; and

(c)   “CRD IV” means:

(i) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(ii)  Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

(3) The Lender intending to make a claim pursuant to Paragraph (1) shall promptly notify the Borrower.

(4) The Lender shall, as soon as practicable after a demand by the Borrower, provide a certificate confirming the amount of its Increased Costs.

(5) Paragraph (1) and (2) does not apply to the extent any Increased Cost is:

(a)   attributable to the wilful breach by the Lender of any law or regulation; or

(b)   compensated for by Article 6; or

(c)   attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Loan Agreement (but excluding any amendment arising out of Basel III or CRD IV) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, or the Lender).

Article 8

(Mitigation)

Each Lender shall, in consultation with and at the expenses of the Borrower or the Guarantor, respectively, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to Article 4 para. 2, (Redemption/Early Redemption as a result of Change of Control or illegality), Article 6 (Taxes) or Article 7 (Increased Costs) including (without limitation) transferring its rights and obligations under this Loan Agreement to an affiliate.

Article 9

(Pari Passu, Negative Pledge, Financial Covenants, Limitation of Subsidiary Indebtedness)

(1) Each Debtor hereby undertakes to ensure that the respective claims of the Lender arising from this Loan with reference to the ranking or quota of payments shall at least have equal status to those of all other unsecured and non-subordinated Liabilities of the Borrower and the Guarantor; this shall apply subject to the prevailing bankruptcy and insolvency laws and similar legal provisions of general application relating to or affecting the rights of creditors.

(2) In this Article 9, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

(a) No Debtor shall (and the Guarantor shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b) No Debtor shall (and the Guarantor shall ensure that no other member of the Group will):

(i) sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Debtor or any other member of the Group;

(ii) sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii) enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv) enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c) Paragraphs (a) and (b) above do not apply to any Security (or as the case may be) Quasi-Security, listed below:

(i) any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii) any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by a member of the Group for the purpose of:

(A) hedging any risk to which any member of the Group is exposed in its ordinary course of trading; or

(B) its interest rate or currency management operations which are carried out in the ordinary course of trading and for non-speculative purposes only, excluding, in each case, any Security or Quasi-Security under a credit support arrangement in relation to a hedging transaction;

(iii) any lien arising by operation of law and/or in the ordinary course of trading or by order of a court or tribunal (or by an agreement of similar effect);
(iv) any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the date of this Loan Agreement if:
(A) the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group; and
(B) the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and
(C) the Security or Quasi-Security is removed or discharged within six months of the date of acquisition of such asset; or

(D) the Security or Quasi-Security was created on any asset acquired after the date of this Loan Agreement for the sole purpose of financing or re-financing that acquisition and securing a principal, capital or nominal amount not exceeding the cost of that acquisition; and

(E) the Security or Quasi-Security is removed or discharged within six months of the date of acquisition of such asset;
(vii) any Security or Quasi-Security entered into pursuant to this Loan Agreement;

(viii) any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group; or

(ix) any Security or Quasi-Security securing Indebtedness the principal amount of which (when aggregated with the principal amount of any other Indebtedness which has the benefit of Security or Quasi-Security given by any member of the Group other than any permitted under paragraphs (i) to (viii) above), when converted into the US Dollar, does not exceed an amount equal to twenty per cent. of the Consolidated Total Assets of the Guarantor at the end of the immediately preceding financial year.

(3) For the term of this Loan the Guarantor hereby undertake[s] and until all amounts under this Loan have been finally paid in full on the nominated effective date to comply in each case with the Financial Covenants set out in Art. 9 (4) in reference to the following Financial Definitions :

“Capital Lease” means, as applied to any person, any lease of any property (whether real, personal or mixed) by that person as lessee which, in accordance with US GAAP, is or should be accounted for as a capital lease on the balance sheet of that person.

“Capital Lease Obligations” means the obligations of a person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as Capital Leases on a balance sheet of such person under US GAAP applied on a consistent basis and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalised amount thereof at such time determined in accordance with US GAAP applied on a consistent basis.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus:

(a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of:

(i) Consolidated Net Interest Expense for such period;

(ii) consolidated income tax expense for such period;

(iii) all amounts attributable to depreciation and amortisation (including accelerated amortisation and amortisation of stock based compensation) for such period;

(iv) any extraordinary or non-recurring charges for such period related to plant closings or other restructurings of operations or to the write-down of assets;

(v) separation costs incurred in connection with the Spin-Off in an aggregate amount not to exceed USD 75,000,000;
(vi) fees and expenses incurred in connection with the negotiation and execution of any material financing ; and
(vii) loss on sale of any plant and machinery; and minus:

(b) without duplication and to the extent not deducted in determining such Consolidated Net Income, extraordinary gains for such period, provided that for any period including a fiscal quarter during which an acquisition or a divestiture was consummated outside of the ordinary course of business, Consolidated EBITDA and the components thereof shall be determined on a pro forma basis as if such acquisition or divestiture, as the case may be, had occurred at the beginning of such period.

“Consolidated Net Income” means, with respect to any person, for any period, the net income or loss of such person and its consolidated Subsidiaries for such period.
“Consolidated Net Indebtedness” means, on any date, (a) Consolidated Total Debt minus (b) the amount of Unrestricted Cash and Cash Equivalents.

“Consolidated Net Interest Expense” means, with respect to any person, for any period for which such amount is being determined, (a) total interest expense (including that properly attributable to Capital Leases and amortisation of debt discount and debt issuance costs) of such Person and its consolidated Subsidiaries, including all capitalised interest, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financings and net costs under interest rate protection agreements (including amortisation of discount) minus (b) total interest income of such person and its consolidated Subsidiaries all as determined on a consolidated basis in accordance with US GAAP, and, to the extent Consolidated EBITDA for any period is determined on a pro forma basis to reflect an acquisition or divestiture out of the ordinary course of business, Consolidated Net Interest Expense shall be calculated on a pro forma basis as if such acquisition or divestiture, as the case may be, had occurred at the beginning of such period.

“Consolidated Total Debt” means, for any person, all Indebtedness of such person and its consolidated Subsidiaries.
“Financial Indebtedness” means, without duplication, any indebtedness for or in respect of:
(a) moneys borrowed;
(b) any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
(c) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d) the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with U.S. GAAP, be treated as a finance or capital lease;
(e) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)   any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)   any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the negative marked to market value (or, if actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;
(i) any amount raised by the issue of redeemable shares which are redeemable before the Termination Date;
(j) any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this agreement is to raise finance; and
(k) (without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

“Indebtedness” means, with respect to any person, without duplication:

(a) all obligations of such person for money borrowed or raised (excluding all Securitisation Transactions that are accounted for as true sales of accounts receivable and not as liabilities on the consolidated balance sheets of the Guarantor, but including securitisation transactions accounted for as liabilities on the consolidated balance sheets of the Guarantor);

(b) all obligations of such person (other than accounts payable and other similar items arising in the ordinary course of business) for the deferred payment of the purchase price of property or services which would appear as liabilities on a balance sheet of such person;

(c) all capital lease obligations of such person;
(d) all guarantees by such person of obligations of others that otherwise constitute Indebtedness; and
(e) all obligations (contingent or otherwise) of such person as an account party in respect of letters of credit issued to secure payment obligations that otherwise constitute Indebtedness.

“Spin-Off” means the distribution on a pro rata basis to the shareholders of American Standard Companies Inc., a Delaware corporation, in a tax-free transaction, on the terms described in the Form 10 filed by the Guarantor with the Securities and Exchange Commission on 26 February 2007 and any amendments thereto, of all the issued and outstanding shares of common stock of the Guarantor.

“Unrestricted Cash and Cash Equivalents” means cash and cash equivalents and short-term investments (including but not limited to a marketable and non-marketable securities with a maturity of less than one year) that are not, or are not required under the terms of any agreement or arrangement to be:

(a) pledged to, subject to a Lien in favour of, or held in one or more accounts under the control of one or more creditors of the Guarantor or its Subsidiaries; or

(b) otherwise segregated from the general assets of the Guarantor and its Subsidiaries, in one or more special accounts or otherwise, for the purpose of securing or providing a source of payment for Indebtedness or other obligations that are or from time to time may be owed to one or more creditors of the Guarantor or its Subsidiaries. Cash and cash equivalents held in ordinary deposit or securities accounts of the Guarantor or its Subsidiaries and not subject to any existing or contingent restrictions on transfer by the Guarantor or its Subsidiaries shall be deemed to constitute Unrestricted Cash and Cash Equivalents notwithstanding any set-off rights created by law or by applicable account agreements in favour of depositary institutions, provided that each of Consolidated EBITDA, Consolidated Net Income, Consolidated Net Indebtedness, Consolidated Net Interest Expense, Consolidated Total Debt and Indebtedness (for the avoidance of doubt, including capital lease) shall be determined on a consolidated basis in accordance with US GAAP in force as at 8 July 2011, irrespective of any subsequent updates or amendments which may be introduced thereafter.

(4)   (a) The Guarantor shall ensure that the ratio of (i) Consolidated Net Indebtedness of the Guarantor on the last day of each quarter of each of its financial years to (ii) Consolidated EBITDA of the Guarantor for the period of twelve months ending on such day does not exceed 3.00 to 1.00.

(b) The Guarantor shall ensure that the ratio of (i) Consolidated EBITDA of the Guarantor to (ii) Consolidated Net Interest Expense of the Guarantor, in each case for any period of twelve months ending on the last day of each quarter of each of its financial years, is not less than 3.00 to 1.00.

(c) The Guarantor will not permit any of its Subsidiaries to incur Indebtedness (excluding the Indebtedness under any existing facility agreement (and any renewals, refinancing, amendments, restatements and/or novations thereof) and this Agreement and including any extensions, renewals and replacements of such Indebtedness), preferred stock or other preferred equity of more than USD 500,000,000 (the amount of any Indebtedness not denominated in USD to be converted into USD at the Spot Rate of Exchange on the relevant date) in aggregate, of which a principal amount of not more than USD 150,000,000 (the amount of any Indebtedness not denominated in USD to be converted into USD at the Spot Rate of Exchange on the relevant date) in total shall be secured.

(5) Details on how the above-mentioned Financial Covenants are calculated and defined can be found in Annex 3.

Article 10

(Transfers of assets)

(1) For the term of this Loan the Borrower shall not, and the Guarantor shall ensure that no Subsidiary will do not, sell any Material Portion of Business Operations or Assets (including, for the avoidance of doubt, any direct or indirect shareholdings in Subsidiaries that constitute a Material Portion of Business Operations or Assets) in whole or in part to any third party outside the Group, other than, the disposal or transfer with proceeds equaling to the market value of the business portion or the assets remains in the Group or will be used for the purchase of assets or retire senior Indebtedness of the Guarantor and/or a Subsidiary.

(2) Paragraph (1) shall not apply to any sale, lease, transfer or other disposal:

(a)   of minority shareholdings,

(b)   made in the ordinary course of trading of the disposing entity,

(c)   on normal commercial terms of obsolete assets or assets no longer required for the purpose of the business or operations of the relevant member of the Group,

(d)   assets sold pursuant to any securitisation transaction,

(e)   made within 365 days following the acquisition or completion of construction of such property by the Guarantor or its Subsidiaries if the Guarantor or such Subsidiary shall concurrently with such sale, lease such property, as lessee.

Article 11

(Events of Default)

(1) Without prejudice to any existing extraordinary statutory termination rights, each Lender may call its corresponding Loan for good cause (aus wichtigem Grund) and demand immediate repayment of such capital plus interest accruing up to the date of repayment, especially if:

a. The Borrower or the Guarantor fails to pay interest or capital when due under the Loan and the payment in the event of delays caused by technical reasons is not made within five Banking Business Days after the due date;

b. The Guarantor does not comply with the Financial Covenants within the meaning of Article 9, Paragraph (4)(a) and/or (b), unless such non-compliance is remedied within 20 Banking Business Days upon the earlier of (i) the Guarantor becoming aware of and (ii) a corresponding notice to be issued by the Lender to the Guarantor

c. The Borrower or the Guarantor fails to meet any other obligation under this Loan Agreement and such failure is not remedied within a period of 20 Banking Business Days upon the earlier of (i) the Guarantor becoming aware of and (ii) a corresponding notice being issued by the Lender to the Borrower;

d. Liabilities of the Borrower or the Guarantor or Material Subsidiary not dealt with under this Loan Agreement and which become owed to a third party that is not a member of the Group (not including any disputed liabilities towards suppliers),

i. Are not paid on the due date and after lapse of any applicable period of grace ; or

ii.  Can be or have been rendered due and payable under the relevant conditions for these liabilities by the respective creditor before the end of the stated term due to a contractual infringement by the Borrower or the Guarantor or a Material Subsidiary;

unless the aggregate amount of all such liabilities is less than USD 75,000,000 (in words: USD 75 million dollars) (or the corresponding amount in one or more other currencies);

e. The Borrower or the Guarantor or a Material Subsidiary generally ceases to make payments to its creditors or threatens to cease payments, or if the Borrower offers or makes a general debt arrangement in favour of its creditors, or agrees to the initiation of insolvency proceedings or any applicable proceeding in accordance with the relevant governing law over its assets, or files for insolvency or allows such filing to occur or the amount of Liabilities of the Borrower or the Guarantor or any of its Subsidiaries exceeds the value of its assets.

f. An application for insolvency proceedings or provisional insolvency proceedings or any applicable proceeding in accordance with the relevant governing law is lodged over the whole or part of the assets of the Borrower or the Guarantor by a third party and this application is not rejected within 30 Banking Business Days of its submission, unless such applications are rejected due to a lack of assets;

g. Enforcement measures relating to claims exceeding USD 75,000,000.00 are effected on parts of the Borrower’s or the Guarantor’s assets or those of one of its Material Subsidiaries;

h. The Borrower or the Guarantor or one of its Material Subsidiaries goes into liquidation or a decision or decree is made by a competent court in relation to the dissolution or liquidation of the Borrower, of the Guarantor or the Material Subsidiary, unless this involves the solvent liquidation of a Material Subsidiary;

i. The Guarantee in whole or partially is invalid or unenforceable or ceases to be valid or enforceable and such invalidity or unenforceability is not remedied within 10 Banking Business Days.

The Borrower or the Guarantor, respectively, shall inform the Lender in writing without delay of any matters covered by the scenarios outlined under items (a) to (i).

(2) Declarations of termination must be made in writing, naming the reason for termination and the relevant facts, and are to be forwarded to the Borrower, with a copy to the Paying Agent.

(3) Notwithstanding Article 5, Paragraphs (2) and (3), the Lender shall be entitled to compensation for any damages incurred by termination of the Loan Agreement and early redemption.
Article 12

(Guarantee)

The Guarantor hereby unconditionally and irrevocably guarantees by way of an independent guarantee (Garantie) to the Lender (including any assignees and/or transferees to which the Loan was fully or partially transferred) the due and punctual payment by the Borrower of each and every sum of principal, interest and all other monies which are now or may at any time hereafter be due and payable by the Borrower under this Loan Agreement. The obligations of the Guarantor under this paragraph shall be separate and independent from the obligations of the Borrower under this Loan, shall exist irrespective of the legality, validity and binding effect or enforceability of this Loan against the Borrower and shall not be affected in any event, condition or circumstance of whatever nature, until the definitive and irrevocable satisfaction of any and all payment obligations expressed to be assumed by the Borrower hereunder. The Guarantor shall effect any payment under this sub-section promptly after confirmation by the Lender that the amount claimed from the Guarantor is equal to the moneys owed by the Borrower under this Loan which the Borrower has not paid when due and after the expiry of any applicable grace period. This guarantee does not constitute a guarantee upon first demand. Where any payment has been made by the Guarantor to the Lender hereunder the Guarantor shall not take the benefit of any subrogation (if any) of any rights of the Lender or otherwise seek recourse from or assert any claim against the Borrower until and unless all obligations of the Borrower under this Loan have been discharged in full.
Article 13

(Transfer)

(1) A Lender (the “Existing Lender”) may transfer its contractual position including, for the avoidance of doubt, all rights of the Existing Lender under and with respect to the Guarantee of the Guarantor (Article 12) hereunder in full or in partial amounts of EUR 1,000,000,00 - or any higher amount divisible by EUR 500,000 – to any credit institutions, private banks, the German Central Bank, the European Central Bank or a member of the European System of Central Banks, KfW, development banks, co-operative banks of the co-operative banking sector, savings banks, regulated investment management companies (Kapitalverwaltungsgesellschaften), insurance undertakings under private or public law, regulated pension schemes, pension funds or professional pension funds, whereby the aforementioned persons need to be located in a member state of the European Union, Switzerland or the UK (the “New Lender”), by way of assumption of contract (Vertragsübernahme). Such a transfer shall be valid, subject to the Paying Agent having received at least two Banking Business Days prior to such transfer date a copy of a duly executed transfer certificate from the New Lender, on the date set forth in the transfer certificate (as attached hereto in Annex 2) (the “Transfer Agreement”). Each Debtor hereby irrevocably consents to any future transfer of a Lender to a New Lender made in accordance with this Loan Agreement. The New Lender shall provide the Borrower a copy of such Transfer Certificate without undue delay (unverzüglich). A transfer by way of assumption shall not be subject to any restrictions as set out in this Paragraph (1), if an event of default giving rise to an extraordinary termination right as set out in Article 11, Paragraph (1) has occurred. In the case that the Paying Agent shall receive a Transfer Certificate less than 15 Banking Business Days prior the Interest Payment Date / Repayment Date, the New Lender approves that any payment made by the Borrower (via the Paying Agent) to the Existing Lender shall release the Borrower from its payment obligations. By signing of this Loan Agreement the Borrower (and the Guarantor) provides its prior approval to any such transfer in accordance with Paragraph (1) and (2) by the Existing Lender.

(2) The Debtor agrees that the Lender is entitled to assign, transfer or pledge the claims or any other rights under this Loan in the context of its own refinancing activities, release of equity or risk diversification to a refinancing institution or another legal instrument for refinancing to the European Central Bank, another member of the European System of central banks, another central bank, a development bank or to another refinancing credit institution without regard to the obligations named in Paragraph (1) It is expressly understood that the effectiveness of such an assignment for collateralisation purposes shall not be subject to any formal requirements or any obligation to apply for approval by or to notify the Debtor. If the loan is assigned to the European Central Bank or a national central bank in the Eurosystem for purposes of collateralisation, it is expressly understood that the effectiveness of such an assignment for collateralisation purposes shall not be subject to any requirements or any obligation to notify the Borrower or Guarantor. This also applies to reassignment and assignments associated with realisation scenarios involving national central banks within the Eurosystem. For the avoidance of doubt, in all cases of a disposal under this Paragraph (2) a Lender will continue to collect interest and capital payments.

(3) As of the transfer date specified in the relevant Transfer Agreement, the New Lender shall be bound by the terms of this Loan and shall - to the extent that they are transferred - assume the same rights and obligations vis-à-vis the Borrower and the Guarantor which it had assumed had such New Lender originally been a party to the Loan as a Lender. The Existing Lender shall lose its rights and shall be released from its obligations under this Loan to the extent as such rights and obligations are transferred to the New Lender

(4) The Lenders shall be entitled to pass on Necessary Information relating to the Borrower or Guarantor for the purpose of reselling or transferring the Loan to third parties to which this this loan may be transferred in accordance with Paragraph (1) and (2) without special consent of the Borrower. The Borrower and the Guarantor in so far declare their acceptance and to this extent explicitly release the Lender from the bank secrecy. “Necessary information” shall include the loan amount, interest rate, repayment date, name and address of the Borrower, rating, the Loan Agreement and any ancillary information, including annual accounts and such documents that are requested in conjunction with such a transfer and that are usually submitted in this context to the latter.
Article 14
(Rights and Obligations of a Lender)

(1) The obligations of a Lender under the Loan are not joint and several (gesamtschuldnerisch). No Lender is liable for the obligations of any other Lender under the Loan Agreement.

(2) The rights of a Lender under the Loan are not joint and several (gesamtgläubigerisch). The amounts outstanding at any time hereunder from the Borrower to any Lender shall constitute a separate and independent debt and each Lender shall be entitled to protect and enforce exclusively its rights arising out of this Loan Agreement independently of any other party to this Loan Agreement.

Article 15

(Set-off Clause)

Each of the Debtor may only set off undisputed or finally judicially determined (endgültig rechtsgültig festgestellt) claims with any claims on the part of the Lender. Each Debtor, however, waives any right of set-off and the exercise of any rights of pledge, retention and other rights against the Lender, as well as in the event of the insolvency of the Lender, through which the receivables under this Loan Agreement might be impaired if the claims of the Lender belong to the tied assets of an insurance company pursuant to the German Insurance Supervision Act (“VAG”) (in the relevant applicable version) or to cover assets for bonds and debentures set up according to any other applicable statutory regulations or if the assignment is made to a national central bank within the Eurosystem for collateralisation purposes. The latter also applies in relation to the Debtor and any legal successors of the Lender.

Article 16

(Representations and Warranties)

Each Debtor hereby represents and warrants by way of an independent guarantee irrespective of fault (selbständige und verschuldensunabhängige Garantie) to the Lender as of the date of this Loan Agreement and being repeated as of the Disbursement Date):

a. that it is a company duly established and existing under the law of its jurisdiction of incorporation;

b. that this Loan Agreement upon its execution is legally valid and binding to each Debtor and constitutes enforceable obligations of each Debtor, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each Debtor has undertaken all legally required internal and external consents, licenses, releases, applications, registrations, notifications and any other measures and approvals for entering into, executing, performing and fulfilling its obligations under such Loan Agreement;

c. that the execution of this Loan Agreement does not contravene (i) any law, rule or decree, applicable to the Debtor, or (ii) any agreement, the Debtor is a party to, except for any conflicts which, individually or in aggregate, would not reasonably be expected to have a Material Adverse Effect or (iii) the articles of association of each Debtor. Each Debtor is duly entitled and not otherwise legally limited to fulfil its payment obligations in compliance with the provisions of this Loan Agreement.

d. No event or series of events (other than as disclosed on Form 10-K, Form 10-Q or Form 8-K) has occurred in relation to the Guarantor and its Subsidiaries and no circumstance has arisen in relation to the Guarantor and its Subsidiaries which has had a Material Adverse Effect since the date of its audited consolidated financial statements of the Guarantor and its Subsidiares for the financial year ended 31 December 2017.

e. No event of default as described in Article 11 Paragraph (1) is continuing.

f. that there is no beneficial owner as per Section 3, Paragraph 2 of the German Money Laundering Act.

Article 17

(Information, Debt Service Capability)

(1) For as long as amortisation or interest payments are outstanding under the Loan, (i) the Guarantor shall submit directly to the current Lender no later than 15 days after the date the Guarantor is obliged to submit its financial statements to the SEC, its consolidated annual as well as quarterly financial statements for the respective financial year, accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing in the United States, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP and (ii) the Borrower shall submit its (audited, if audit is required by law or voluntarily audited) financial statements to the current Lender within 180 days after the end of the respective financial year. Each Debtor shall submit directly to the current Lender promptly upon written demand of such Lender, all other documents and information with respect to such Debtor required to fulfil the requirements of Section 18 of the German Banking Act with respect to such Debtor and all other information that a Lender, acting reasonably, requests to comply with applicable regulatory requirements. Documents required to be delivered under this Article 17 (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Guarantor posts such documents, or provides a link thereto on the Guarantor’s website on the Internet at www.wabco-auto.com; or (ii) on which such documents are posted on the Guarantor’s behalf on an Internet or intranet website, if any, to which Lender has access (whether a commercial, third-party website or whether sponsored by the Guarantor, the Arranger or another Lender). The Lender shall be entitled to disclose the information to its affiliates, professional advisors and regulatory bodies.

(2) Furthermore, the Borrower and the Guarantor shall be obliged to notify the respective Lender in writing, without delay, of any facts or events which (i) would reasonably be expected to result in a Material Adverse Effect or (ii) which entitle the respective Lender to termination with immediate effect.

Article 18

(Notices)

All notices, inquiries or any other communications in conjunction with this Loan shall, if not explicitly set out otherwise in this agreement be in written form. All notices, inquiries or other communications shall be addressed as follows:

a. If intended for the Borrower, to the following address:

WABCO Europe BVBA Chaussée de la Hulpe 166 1170 Brussels, Belgium attn.: Leo Daems

Email: leo.daems@wabco-auto.com

b. if intended for the Guarantor to the following address:

WABCO Holdings Inc. 2770 Research Drive Rochester Hills, Michigan 48309-3511 attn.: Chief Financial Officer

With copies to:

WABCO Holdings Inc.

Chaussée de la Hulpe 166

1170 Brussels, Belgium

attn.: General Counsel

WABCO Holdings Inc.

Chaussée de la Hulpe 166

1170 Brussels, Belgium

attn.: Chief Financial Officer

c. If intended for the Lender, to the following address:

UniCredit Bank AG Arabellastrasse 12 D-81925 Munich attn.: Jörg Stührwohldt

Email: Joerg.stuehrwohldt@unicredit.de

In the event of a transfer being made as per Article 13, the notices in question shall be directed to the New Lender’s address indicated in the assignment agreement.

d. If intended for the Paying Agent, to the following address:

UniCredit Bank AG Apianstrasse 6 D-85774 Unterföhring

attn.: OSU1SI – Securities Issuance Services

Fax: +49 89 378 33 27460

E-mail: SSDuNPFremdeVL@unicredit.de

Article 19

(Applicable law, Place of Jurisdiction, Miscellaneous)

(1) Changes and amendments to this Loan Agreement require the written form (§126 German Civil Code). The requirement for the written form can likewise only be waived in writing.

(2) In the event that any provision of this Loan Agreement should be or become legally invalid or void either in whole or part, this shall not affect the validity and enforceability of the remaining provisions hereof. Any provision of Section 139 of the German Civil Code shall not apply. The void or ineffective provision shall be deemed to have been replaced in turn by the provision which best reflects the objective pursued by the parties in the ineffective or void provision.

(3) This Loan Agreement and all contractual and non-contractual rights and obligations resulting from it are subject to the law of the Federal Republic of Germany, not including any conflict rules under German international private law, and shall be applied accordingly

(4) The place of performance shall be the Lender’s registered office. The place of jurisdiction shall be Munich, Federal Republic of Germany.

(5) This Loan Agreement is produced in three originals, with the Borrower, the Guarantor and the Lender each receiving one copy deemed to be an original.

(6) This Loan Agreement is made in the English language. Where a German (legal) term or concept has been used in this Loan Agreement, such German (legal) term or concept shall be authoritative for the interpretation.

Munich / Bruxelles / Rochester Hills 22.03.2018

UniCredit Bank AG (Lender) /s/ Adrian Schafer_/s/ Benjamin Reinl	WABCO Europe BVBA, (Borrower) /s/ Olivier Noel

WABCO Holdings Inc. (Guarantor) /s/ Lisa Brown

Annex 1

Specimen promissory deed

Promissory deed

[●]

(hereinafter referred to as the “Borrower ”)
owes

UniCredit Bank AG

Arabellastrasse 12, 81925 Munich

(hereinafter referred to as the “Lender”)

EUR [●],000,000

(in words: [●] million euros)

(the “Loan”) under the Guarantee of [●] (the “Guarantor”)

The Loan is governed by the provisions of the enclosed Loan Agreement of ● 20[●].

The Loan shall bear interest in accordance with Article 3 of the Loan Agreement and shall be repaid in accordance with Article 4 of the Loan Agreement.

This Promissory deed shall be returned to the Borrower after the loan has been repaid in full.

[●]

(Borrower)

Annex 2

Specimen Transfer Agreement

Between:

(a) [●], as Existing Lender pursuant to Loan referred to below;

(b) [●], as New Lender pursuant to the Loan referred to below.

Date: [●], 20[●]

This Transfer Agreement relates to a Loan granted under a loan agreement (the “Loan Agreement”) (Schuldscheindarlehen) dated [●], and made by [●], as Borrower, [●], as Guarantor and UniCredit Bank AG] as Lender and Paying Agent, under which the Lender has, subject to the terms thereof, made available to the Borrower a loan in the amount of EUR [●]. Terms defined in the Loan Agreement shall, unless otherwise defined herein, have the same meanings herein as therein.

(1) The Existing Lender:

a. confirms that to the extent that details appear in the Schedule to this Transfer Agreement under the heading “Existing Lender’s Participation in the Loan to be transferred” such details accurately summarize the amount of its participation in the Loan (the “Participation”).

b. hereby agrees with the New Lender with effect from the transfer date referred to in this Transfer Agreement and subject to

i. the delivery of a duly completed and executed copy of this Transfer Agreement to the Paying Agent not later than 2 Banking Business Days before the transfer date, and

ii.  the satisfaction of the further conditions (if any) subject to which this Transfer Agreement is expressed to take effect, that the Existing Lender transfers in respect of the Existing Lender’s Participation in the Loan to be transferred as mentioned in the Schedule hereto and to the extent arising from and in connection with the amount to be transferred as specified in the Schedule hereto all of its rights and obligations under the Loan Agreement to the New Lender and that the New Lender assumes such rights and obligations in lieu of the Existing Lender in such a manner that the Existing Lender loses its rights as Lender under this Loan Agreement to such extent and shall to such extent be released from its obligations under this Loan (assumption of contract - Vertragsübernahme).

(2) The New Lender:
a. confirms that it has received a copy of the Loan Agreement together with such other documents and information as it has required in connection with this transaction;

b. confirms that it has not relied and will not hereafter rely on the Existing Lender to check or enquire into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such documents or information;

c. agrees that it has not relied and will not rely on the Existing Lender or the Paying Agent to assess or keep under review on its behalf the financial condition, creditworthiness, condition, business, status or nature of the Borrower or the Guarantor.

(3) None of the Existing Lender or the Paying Agent assumes any liability for:

a. the financial status of the Borrower, the Guarantor or of any other party to the Loan Agreement or a document relating to the latter;

b. performance and compliance with the obligations under the Loan Agreement by the Borrower, the Guarantor or any other party to the Loan Agreement.

(4) The Existing Lender or the Paying Agent neither make any declarations or assurances nor assume any liability for the legality, legal validity, effectiveness, appropriateness or enforceability of the claims resulting from the Loan Agreement or any document relating to the latter

(5) The New Lender hereby acknowledges and confirms that none of the terms and conditions of this Transfer Agreement and/or of the Loan Agreement (or any other related documents) shall oblige the Existing Lender (i) to accept reversion of its rights, benefits and/or obligations under the Loan Agreement from the New Lender, either wholly or in part, or (ii) to assume any losses sustained or suffered by the Existing Lender for any reason, either directly or indirectly, including but not limited to non-performance of the obligations of the Borrower under the Loan Agreement.

(6) This Transfer Agreement and all contractual and non-contractual rights and obligations resulting from it are subject to the law of the Federal Republic of Germany, not including any conflict rules under German international private law, and shall be applied accordingly.

[●] (Existing Lender)	[●] (The New Lender)

Names:	Names:

in copy to: Paying Agent/ Borrower/ Guarantor

Received: UniCredit Bank AG (Paying Agent)

Anhang zur Übertragungsvereinbarung

Appendix to Transfer Agreement

Existing Lender	[●]

New Lender	[●]

Date of Transfer	[●]

Loan amount (total):	EUR [●],000,000 ([●]Millionen Euro)

Amount of participation:	EUR [●],000,000 ([●]Millionen Euro)

Amount assigned:	EUR [●],000,000 ([●]Millionen Euro)

New Lender details:

Address for notification purposes:

Contact(s):

Telephone:

Fax:

email:

Annex 3
Specimen compliance certificate

[Letterhead of the Guarantor]

To: [Address of the Lender]

Date: [●]

We are writing with reference to the Loan Agreement of [●] for EUR [●],000,000.00 between [●] and UniCredit Bank AG (“Promissory Loan”).

Unless otherwise specified herein, the terms used in this compliance certificate shall have the same meanings as defined in the Promissory Loan.

We hereby confirm that, for the twelve-month period ending on [31.03], [30.06], [30.09] or [31.12] the calculated Financial Covenants listed below based on the consolidated [annual, in case of 31.12.], [quarterly in case of 30.03,30.06 and 30.09] financial statements for [●] in accordance with Article 8 9, Paragraph 3 (4) , (“Financial Covenants”) of the Loan on a rolling 12-monthly basis are as follows:

Net - leverage ratio		Net -Interest coverage
Cons. Net Indebtedness	[●]	Cons. EBITDA	[●]
Cons.EBITDA	[●]	Cons. net interest expense	[●]

Target ratio	[●]	Target ratio	[●]
Actual ratio	[●]	Actual ratio	[●]

Place: [●]

Date: [●]

Guarantor signature(s):